Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President, Finance
and Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS SUBMITS COMPLETE RESPONSE TO

FDA FOR SYMLIN®

SAN DIEGO, CA – September 20, 2004 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced the submission of a Complete Response to the U.S. Food and Drug Administration’s second approvable letter for SYMLIN® (pramlintide acetate).  A Complete Response is a resubmission following the receipt of an approvable letter from the FDA intended to answer all of the questions that need to be addressed prior to approval.  The FDA is expected to respond to this new submission within six months.

“Based on numerous discussions with the FDA, we believe that data generated since our last SYMLIN® submission in June 2003 and additional analyses of earlier studies, including the pivotal studies, answer the questions raised in the second approvable letter,” said Ginger L. Graham, President and CEO of Amylin Pharmaceuticals, Inc.

Amylin will host a conference call to discuss recent SYMLIN® activities on Monday, September 20, 2004 at noon Eastern (9 a.m. Pacific).  The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.  To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software.  A recording will be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 61201960.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that SYMLIN may not be approved by the FDA, risks and uncertainties that existing SYMLIN clinical data may not be satisfactory to the FDA, risks and uncertainties in the FDA’s review process generally, risks and uncertainties that approval by the FDA, if any, may be withheld, delayed and/or limited, risks and uncertainties inherent in the drug discovery and development process, and uncertainties regarding the company’s ongoing clinical studies of its drug candidates, including SYMLIN. Additional risks and uncertainties are described more fully in the Company’s recently filed registration statement on Form S-3 under the heading “Risks Related to Our Business” and our other recently filed SEC documents.

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